FIRST AMENDMENT TO THE
AMENDED AND RESTATED FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT, to the Amended and Restated Fund Accounting Servicing Agreement (this “Amendment”), dated February 22, 2019, is made and entered into by and between BROWN ADVISORY FUNDS, a Delaware business trust, (the “Trust”) and U.S. BANCORP FUND SERVICES, LLC d/b/a U.S. Bank Global Fund Services, a Wisconsin limited liability company (“Fund Services”).

WHEREAS, the Trust and Fund Services are parties to that certain Amended and Restated Fund Accounting Servicing Agreement, dated May 2, 2018, as amended (the “Agreement”).

WHEREAS, the parties desire to amend the funds list and the fees of the Agreement; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

1.	Exhibit A, the funds list, is hereby superseded and replaced in its entirety with First Amended Exhibit A attached hereto.

2.	Exhibit B, the fee schedule, is hereby superseded and replaced in its entirety with First Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the day and year first written above.

BROWN ADVISORY FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Paul Chew	By: /s/ Anita M. Zagrodnik

Name: Paul Chew	Name: Anita M. Zagrodnik

Title: President	Title: Senior VP 3/4/19

First Amended Exhibit A
to the
Fund Accounting Servicing Agreement

Separate Series of Brown Advisory Funds

Brown Advisory Flexible Equity Fund
Brown Advisory Growth Equity Fund
Brown Advisory Intermediate Income Fund
Brown Advisory Maryland Bond Fund
Brown Advisory Small-Cap Fundamental Value Fund
Brown Advisory Small-Cap Growth Fund
Brown Advisory Equity Income Fund
Brown Advisory Tax-Exempt Bond Fund
Brown Advisory Sustainable Growth Fund
Brown Advisory Emerging Markets Select Fund
Brown Advisory Mortgage Securities Fund
Brown Advisory - WMC Strategic European Equity Fund
Brown Advisory – WMC Japan Alpha Opportunities Fund
Brown Advisory Total Return
Brown Advisory Strategic Bond Fund
Brown Advisory Global Leaders Fund
Brown Advisory Sustainable Bond Fund
Brown Advisory Mid-Cap Growth Fund
Brown Advisory - Beutel Goodman Large-Cap Value Fund

 First Amended Exhibit B to the
Fund Accounting Servicing Agreement - Fee Schedule at February 1, 2019

Fees on Complex Assets, includes PFO, Secretary Responsibilities1

Fund Administration, Fund Accounting, Transfer Agent Services
Annual Fees for the Brown Advisory Funds Complex

[  ] basis points on the first $[  ] in assets
[  ] basis points on the next $[  ] in assets
[  ] basis points on the next $[  ]
[  ] basis points on the next $[  ]
[  ] basis points on the next $[  ]
[  ] basis points on the next $[  ]
[  ] basis points on all assets over $[  ]

Subject to annual minimums of $[  ] (add $[  ] for additional sub-advisors beyond the first advisor or sub-advisor) per fund for all funds with [  ] share classes and $[ ] (add $[  ] for additional sub-advisors beyond the first advisor or sub-advisor) per fund for all funds with less than [  ] share classes.  Add $[  ] for additional classes after [  ] classes and Controlled Foreign Corporation (CFC).  The total minimum fee amount is applied in aggregate to the entire fund complex.
Chief Compliance Officer Support Fee (Fund Complex)

$[  ]/year Transfer Agent
$[  ]/year Fund Accounting
$[  ]/year Fund Administration

Fund Accounting

Services included in Annual Fee per Fund
◾	Please see agreement for details.

Services Not included in Annual Fee per Fund

Pricing Services**
◾	$[ ] - Domestic Equities, Options, ADRs, Mutual Funds, ETFs
◾	$[ ] - Domestic Corporate/Domestic Convertibles/Domestic Gov’t/Domestic Agency Bonds, Foreign Equities, Futures, Forwards, Currency
                 Rates
◾	$[ ] - CMOs, Municipal Bonds, Money Market Instruments, Foreign Corporate/Foreign Convertible/Foreign Gov’t/Foreign Agency
                   Bonds, Asset Backed Securities, Mortgage Backed Securities, High Yield
◾	$[ ] - Bank Loans
◾	$[ ] - Credit Default Swaps
◾	$[ ] - Swaptions, Index Swaps
◾	$[ ] – Intraday money market funds pricing, up to [ ] times per day
◾	$[ ] - Interest Rate Swaps, Foreign Currency Swaps, Total Return Swaps, Total Return Bullet Swaps
◾	$[ ] /Month Manual Security Pricing (>[ ]/day)
◾

Corporate Action & Factor Services (security paydown)
◾	$[ ] per Foreign Equity Security per Month for Corporate Action Service
◾	$[ ] per Domestic Equity Security per Month for Corporate Action Service
◾	$[ ] per CMOs, Asset Backed, Mortgage Backed Security per Month

Fair Value Services (Charged at the Complex Level)
◾	$[ ] on the First [ ] Securities
◾	$[ ] on the Balance of Securities

**Per security per fund per pricing day.

◾ NOTE: Prices above are based on using U.S. Bancorp primary pricing service which may vary by security type and are subject to change.  Use of alternative and/or additional sources may result in additional fees. Pricing vendors may designate certain securities as hard to value or as a non-standard security type, such as CLOs and CDOs, which may result in additional fees.  All schedules subject to change depending upon the use of unique security type requiring special pricing or accounting arrangements.

Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: SWIFT processing and customized reporting.

Additional Services
Additional services not included above shall be mutually agreed upon and documented on the Additional Services fee schedule  Master Feeder structures and additional services mutually agreed upon.

In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements), provided that USBFS shall inform the Trust as far in advance as reasonably practicable regarding any such planned or actual additional fees.

1 This Exhibit B includes is a combined fee schedule that will cover all services provided by Fund Services to the Trust pursuant to the Fund Administration Agreement, the Fund Accounting Agreement, and the TA Agreement. In addition, Exhibit B includes additional Fund Accounting services, which will only be billed if the services are provided by Fund Services to the Trust (or one or more Funds). For the avoidance of doubt, where services and fees appear in more than one agreement, they are reproduced only for convenience and will only be charged once to the extent the Funds utilize the associated services. For example, the Fund Administration, Fund Accounting, Transfer Agent Services fee schedule covers all three services, and the associated fees will be paid only once across the entire Fund complex, not three times.